EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 33-64726 on Form S-8 of our report dated June 24, 2016, relating to the financial statements and supplemental schedule of Libbey Inc. Supplemental Retirement Plan, appearing in this Annual Report on Form 11-K of Libbey Inc. Supplemental Retirement Plan for the year ended December 31, 2015.

/s/ Deloitte & Touche LLP

Detroit, Michigan
June 24, 2016